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Household Finance Corporation
Revolving Home Equity Loan
Asset Backed Certificates - Series 1995-1
P & S Agreement Date:              May 1, 1995
Original Settlement Date:         May 25, 1995
Cusip Number of Class A-1 Certificates:
441919AE7   $454,825,000
Cusip Number of Class A-2 Certificates:
441919AF4    $ 20,000,000
Original Sale Balance: $474,825,000




                                               Sum of 1/20/99 - 12/21/99
1999 AGGREGATE PAYMENTS                          Distribution Dates

Distribution Date                               Total 1999 (1)


Class A-1 Interest Distributed                      4,665,909.87
Class A-2 Interest Distributed                        202,223.38

Investor Principal Distribution A-1                41,646,980.27
Investor Principal Distribution A-2                 1,831,350.77


(1) These amounts represent cash distributions paid by the trust during the 1999 calendar year.
      As such, they do not represent the
economic accrual of interest for tax purposes.


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